Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 – dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Record Third Quarter Earnings

Strong Execution and Low Natural Gas Prices
Continue to Drive Performance

DEERFIELD, IL—November 5, 2012—CF Industries Holdings, Inc. (NYSE: CF):

Third Quarter Highlights

•                  Record third quarter net earnings attributable to common stockholders of $403.3 million, or $6.35 per diluted share, compared to earnings of $330.9 million, or $4.73 per diluted share, in the third quarter of 2011.

•                  Record third quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $729.1 million, compared to $640.8 million in the third quarter of 2011.

Year To Date Highlights

•                  Record net earnings attributable to common stockholders of $1.4 billion, or $21.19 per diluted share, compared to earnings of $1.1 billion, or $15.41 per diluted share, in the prior year period.

•                  Record EBITDA of $2.5 billion, compared to $2.1 billion in the prior year period.

•                  Record net sales of $4.6 billion, compared to $4.4 billion in the prior year period.

Outlook

•                  High anticipated 2013 corn planting, strong domestic fertilizer demand and favorable natural gas costs provide a positive operating environment for the remainder of 2012 and into 2013.

•                  Decision to expand capacity reflects expectations for sustained favorable outlook for North American nitrogen production.

CF Industries Holdings, Inc. today reported third quarter 2012 net earnings attributable to common stockholders of $403.3 million, or $6.35 per diluted share, compared to earnings of $330.9 million, or $4.73 per diluted share, in the third quarter of 2011.  Third quarter results included a $39.8 million non-cash pre-tax mark-to-market gain on natural gas derivatives and a $10.9 million gain related to a change in employee post-retirement benefits.  These items increased after-tax earnings per diluted share by $0.39 and $0.11, respectively. Third quarter 2011 results included a $35.1 million impairment charge due to the decision to shut down and remove the methanol plant at the company’s Woodward, Oklahoma, nitrogen complex and a $14.1 million non-cash mark-to-market loss on natural gas derivatives.

EBITDA was $729.1 million in the third quarter of 2012, an increase of 14 percent compared to $640.8 million in the third quarter of 2011.

Net sales in the third quarter were $1.36 billion, down three percent from $1.40 billion in the same period last year primarily due to lower total nitrogen volume and phosphate product prices, which were offset partially by higher phosphate volume.  Total sales volume decreased two percent to 3.5 million tons in the third quarter of 2012 largely due to lower urea sales compared to the prior year period.  Lower phosphate product prices resulted from lower global demand relative to the same period last year, while the phosphate volume increase resulted from strong demand in North America.

“As dealers moved to address tight inventories, we achieved exceptional results during what is the normal seasonal low quarter of the year,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “We generated a 52 percent gross margin, leading to record third quarter EBITDA, net earnings and earnings per share.  We also built a strong order book for the fourth quarter, indicative of robust nitrogen demand in anticipation of another year of high planted acres in 2013.”

Fertilizer markets were characterized by good demand in North America during the quarter, as purchasing activity for summer fill programs was brisk and fertilizer dealers and distributors sought to replenish inventories in anticipation of a high level of fall field work to support large expected crop plantings in 2013.  However, purchasing activity was less than expected during the quarter in international markets, in particular in Central and South America.

Low water levels on the Mississippi River created logistical challenges for CF Industries and other suppliers that rely on the inland waterway system.  However, the company was able to deal effectively with these challenges thanks to its ability to utilize various transportation modes including pipeline, rail and truck, and, as a result, was able to serve customers seamlessly.

Nine Month Results

For the first nine months of 2012, net earnings attributable to common stockholders were a record $1.4 billion, or $21.19 per diluted share, compared to $1.1 billion, or $15.41 per diluted share, in the same period of 2011.  EBITDA was $2.5 billion in the first nine months of 2012, compared to $2.1 billion in the same period of 2011. Nine month results for 2012 included a $61.5 million non-cash, mark-to-market gain on natural gas derivatives, $15.2 million of accelerated amortization of capitalized financing fees related to the termination of the company’s prior credit facility, and a $10.9 million gain from a change in employee post-retirement benefits.  These items increased/(decreased) after-tax earnings per diluted share by $0.59, ($0.14) and $0.10, respectively.

Net sales for the first nine months of 2012 were a record $4.6 billion, up six percent from $4.4 billion in the same period of 2011.  The increase resulted from higher sales volumes for both the nitrogen and phosphate segments and higher average price realizations for most nitrogen products.  Nitrogen volume was 9.7 million tons for the nine months ended September 30, 2012, a slight increase from the prior year period.  Phosphate volume of 1.5 million tons for the nine months was three percent higher than in the prior year period due to higher exports, offset partially by lower domestic shipments.

Prices for all of the primary nitrogen products except ammonium nitrate were higher for the nine months ended September 30, 2012, compared to the prior year period due to robust demand and tight downstream inventories.  Phosphate prices were lower for the nine months as compared to the prior year period due to lower global demand.

Nitrogen Segment

Nitrogen net sales in the third quarter totaled $1.1 billion, essentially unchanged from the 2011 third quarter, as higher prices were offset by lower volumes.  Gross margin was $638.6 million, up 16 percent from $552.1 million in the 2011 third quarter.  A 19 percent decline in cost of sales was due primarily to lower realized natural gas costs compared to the prior year period and a $39.8 million non-cash, mark-to-market gain on natural gas derivatives compared to a $14.1 million loss in the prior year period.  Gross margin as a percent of sales was 58 percent, up from 49 percent in the year-earlier quarter.

CF Industries sold 3.0 million tons of ammonia, granular urea, urea ammonium nitrate solutions (UAN), ammonium nitrate (AN) and other nitrogen products during the third quarter of 2012, down about three percent compared to the volume sold in 2011.

In the third quarter of 2012, the company sold 416,000 tons of ammonia at an average price of $622 per ton, compared to 403,000 tons at an average price of $552 in the third quarter of 2011.  The three percent increase in volume resulted from strong winter wheat application and customers’ desire to secure inventory given the tight ammonia supply in North America.  The tight supply resulted in a 13 percent increase in the average price.  The company’s ammonia plants in aggregate operated at approximately 99 percent of rated capacity during the quarter.

CF Industries sold 559,000 tons of granular urea at an average price of $470 in the third quarter of 2012, compared to 701,000 tons at an average price of $425 in the third quarter of 2011.

Granular urea volume decreased by 20 percent as third quarter 2011 shipments were exceptionally strong due to higher beginning inventory, higher production rates and higher export sales as compared to the third quarter 2012. Average urea price realizations increased 11 percent year over year due to the pattern of the company’s order flow.

The company sold 1.6 million tons of UAN in the third quarter of 2012, up three percent from the third quarter of 2011.  UAN average realized prices were $296 per ton, compared to $319 in the year-ago quarter.  Sales volume increased as distributors and dealers replenished inventories in anticipation of strong nitrogen demand to support the high corn plantings projected for next spring.  The average price decreased seven percent due to increased UAN imports into the U.S. compared to the prior year period.

CF Industries sold 206,000 tons of AN at an average price of $261 per ton in the third quarter of 2012, compared to 243,000 tons at an average price of $269 per ton in the year-ago quarter.  Sales volume was down due to lower production compared to the prior year period.

CF Industries continued to benefit from abundant natural gas supply, as its realized natural gas cost averaged $3.34 per MMBtu in the third quarter of 2012, compared to $4.45 during the third quarter of 2011.  The year-over-year decline in natural gas cost was due to high natural gas production versus a year ago and the substantial amount of natural gas in storage.

Phosphate Segment

Phosphate net sales totaled $264.2 million, down eight percent from $285.8 million in the 2011 third quarter.  Gross margin was $63.4 million, down 26 percent from $85.9 million in the 2011 third quarter.  The decrease in gross margin was due to lower prices.  Gross margin as a percent of sales was 24 percent, down from 30 percent in the year-earlier quarter.

The company sold 517,000 tons of phosphate products in the third quarter of 2012 compared to 505,000 tons in the third quarter of 2011.  During the third quarter, DAP and MAP average selling prices were $507 and $521 per ton, respectively, compared to $566 and $567 per ton, respectively, in the prior year period.  The two percent increase in volume was due to higher domestic sales as customers sought to rebuild inventory in anticipation of strong demand from high expected corn plantings next year.  The increase in domestic shipments was offset partially by lower exports, as sales to Central and South America were below prior year levels.  Average prices for phosphate declined from the prior year period due to lower global demand.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 98 percent of capacity during the 2012 third quarter.

Environmental, Health & Safety Performance

The following company facilities achieved safety milestones during the third quarter of 2012:

•                  The Donaldsonville, Louisiana, Nitrogen Complex achieved 6 million hours (nearly 10 years) worked without a lost time accident;

•                  The Verdigris, Oklahoma, Nitrogen Complex’s designation as a Voluntary Protection Program Star worksite was recertified by the U.S. Occupational Safety & Health Administration; and

•                  The Medicine Hat, Alberta, Nitrogen Complex was recognized as a Silver Award Winner by Canadian Occupational Safety at the annual Canada’s Safest Employers Awards.

Liquidity and Financial Position

At September 30, 2012, CF Industries’ cash and cash equivalents totaled $2.2 billion.  Long-term debt outstanding was $1.6 billion.

Dividend Payment

On October 19, 2012, CF Industries’ board of directors declared the regular quarterly dividend of $0.40 per common share. The dividend will be paid on November 29, 2012, to stockholders of record as of November 16, 2012.

Outlook

CF Industries is positioned to benefit from a number of factors that support its growth and cash generation potential.  Global population growth, a shift toward higher protein diets, and continued use of crops as a source of renewable fuels all are generating a need for more grain and higher use of plant nutrients.  Additionally, the increased production of North American shale gas and the associated decline in natural gas prices have created a sustainable cost advantage for the company’s nitrogen production.

After the devastating summer drought, weather patterns in the U.S. Corn Belt have been favorable for fall harvest activity, and the corn harvest is approximately four weeks ahead of normal and nearly complete.  Recent rainfall has lessened soil moisture concerns in some parts of the affected areas and the company expects that farmers will take advantage of these conditions to complete fall field preparation work in anticipation of significant acres to be planted in 2013.  Fall ammonia application began in earnest last week and, weather permitting, a strong fall season is anticipated.

In the October 2012 World Agriculture Supply and Demand Estimates report, the U.S. Department of Agriculture published its U.S. corn yield estimate for 2012 of 122 bushels per acre which, along with other changes made to the department’s inventory and demand estimates, resulted in a projected stocks-to-use ratio of 5.6 percent for the end of the 2012/2013 corn crop marketing year, which would be the lowest level in 17 years.  As a result, CF Industries expects U.S. farmers to plant approximately 97 million acres of corn in 2013.

The global ammonia market continues to be very tight, given supply reductions from Trinidad and Russian ammonia producers, along with robust demand from North American dealers and distributors building inventory in anticipation of a high volume of fall and spring ammonia application by farmers.

High acreage expectations, especially for corn, should support strong urea and UAN demand.  The urea market is expected to benefit in the near term from the closing of the low-tariff Chinese export season, gas constraints impacting a number of off-shore producers and continued robust global demand.  At the end of the third quarter, the company had very low UAN inventory, with most of it committed and in the process of being delivered to customers as part of the company’s forward sales program.

With high planted acres in the United States, domestic demand for phosphate fertilizers is expected to be robust in 2013, following the normally slow winter months at the end of 2012.

“An exceptionally early harvest, recent rains across key growing regions, and the anticipation of a large corn planting in 2013 should support strong nitrogen sales volumes as we move into next year,” said Wilson.  “Our expectations for continued strength in agricultural fundamentals underpin our commitment to spend $3.8 billion on brownfield nitrogen projects, as we announced last week.”

Excluding spending on the new capacity expansion projects, the company projects capital expenditures of approximately $350 – 400 million in 2012.

Conference Call

CF Industries will hold a conference call to discuss these third quarter and year-to-date results at 10:00 a.m. ET on Tuesday, November 6, 2012. Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in Grow How UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; our ability to implement a new enterprise resource planning system and complete other system integration activities; weather conditions; our ability to complete our recently announced production capacity expansion projects on scheduled as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)
Net sales	$1,359.4	$1,403.8	$4,622.6	$4,379.5
Cost of sales	657.4	765.8	2,165.5	2,349.1
Gross margin	702.0	638.0	2,457.1	2,030.4
Selling, general and administrative expenses	36.5	30.5	111.6	93.2
Restructuring and integration costs	—	0.8	—	4.2
Other operating - net	8.6	39.4	41.7	12.3
Total other operating costs and expenses	45.1	70.7	153.3	109.7
Equity in earnings of operating affiliates	10.2	15.0	39.5	40.7
Operating earnings	667.1	582.3	2,343.3	1,961.4
Interest expense	28.7	32.1	104.9	115.0
Interest income	(1.6)	(0.3)	(2.0)	(1.5)
Other non-operating - net	(0.2)	(0.1)	(0.9)	(0.6)
Earnings before income taxes and equity in earnings of non-operating affiliates	640.2	550.6	2,241.3	1,848.5
Income tax provision	206.0	184.9	722.0	624.7
Equity in earnings of non-operating affiliates - net of taxes	23.9	16.7	48.8	35.0
Net earnings	458.1	382.4	1,568.1	1,258.8
Less: Net earnings attributable to noncontrolling interest	54.8	51.5	190.1	158.5
Net earnings attributable to common stockholders	$403.3	$330.9	$1,378.0	$1,100.3

Net earnings per share attributable to common stockholders
Basic	$6.43	$4.77	$21.47	$15.55
Diluted	$6.35	$4.73	$21.19	$15.41

Weighted average common shares outstanding
Basic	62.8	69.4	64.2	70.7
Diluted	63.5	69.9	65.0	71.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	September 30	December 31,
	2012	2011
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,221.3	$1,207.0
Accounts receivable	340.9	269.4
Inventories - net	310.0	304.2
Prepaid income taxes	118.1	—
Other	24.9	18.0
Total current assets	3,015.2	1,798.6
Property, plant and equipment - net	3,721.8	3,736.0
Asset retirement obligation funds	147.6	145.4
Investments in and advances to unconsolidated affiliates	991.9	928.6
Goodwill	2,064.5	2,064.5
Other assets	241.7	301.4

Total assets	$10,182.7	$8,974.5

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$393.3	$327.7
Income taxes payable	37.3	128.5
Customer advances	617.6	257.2
Deferred income taxes	91.3	90.1
Distributions payable to noncontrolling interest	—	149.7
Other	54.1	78.0
Total current liabilities	1,193.6	1,031.2
Notes payable	5.0	4.8
Long-term debt	1,600.0	1,613.0
Deferred income taxes	1,019.1	956.8
Other noncurrent liabilities	386.9	435.8
Equity
Stockholders’ equity	5,457.3	4,547.0
Noncontrolling interest	520.8	385.9
Total equity	5,978.1	4,932.9

Total liabilities and equity	$10,182.7	$8,974.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions)
Operating Activities:
Net earnings	$458.1	$382.4	$1,568.1	$1,258.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	99.7	101.6	318.7	314.9
Deferred income taxes	19.6	(9.4)	32.8	16.4
Stock compensation expense	3.2	2.9	8.8	8.0
Excess tax benefit from stock-based compensation	(14.6)	(7.1)	(30.0)	(25.7)
Unrealized (gain) loss on derivatives	(39.8)	14.1	(61.5)	27.6
Loss on disposal of property, plant and equipment and non-core assets	0.4	36.8	4.0	7.4
Undistributed (earnings) loss of affiliates - net	(37.0)	1.1	(59.0)	(51.5)
Changes in:
Accounts receivable - net	21.8	145.0	(67.8)	(33.7)
Margin deposits	(0.1)	0.1	0.8	4.4
Inventories - net	(73.2)	(71.2)	3.2	(75.1)
Accrued income taxes	(89.3)	(55.6)	(200.1)	21.2
Accounts payable and accrued expenses	57.7	20.0	64.0	42.5
Customer advances	496.3	477.2	360.1	446.8
Other - net	2.8	(4.9)	12.2	(6.9)
Net cash provided by operating activities	905.6	1,033.0	1,954.3	1,955.1
Investing Activities:
Additions to property, plant and equipment	(103.6)	(63.7)	(261.4)	(169.2)
Proceeds from the sale of property, plant and equipment and non-core assets	4.4	3.6	11.6	51.3
Sales and maturities of short-term and auction rate securities	15.0	12.3	31.0	36.9
Deposits to asset retirement obligation funds	—	—	(2.2)	—
Other - net	—	—	—	31.2
Net cash used in investing activities	(84.2)	(47.8)	(221.0)	(49.8)
Financing Activities:
Payments of long-term debt	—	—	(13.0)	(346.0)
Advances from unconsolidated affiliates	40.5	—	40.5	—
Financing fees	—	(1.5)	—	(1.5)
Purchase of treasury stock	—	(801.9)	(500.0)	(801.9)
Dividends paid on common stock	(25.1)	(28.3)	(77.4)	(42.6)
Distributions to noncontrolling interests	(19.5)	(98.8)	(212.8)	(127.4)
Issuances of common stock under employee stock plans	7.2	5.9	12.6	14.5
Excess tax benefit from stock-based compensation	14.6	7.1	30.0	25.7
Net cash provided by (used in) financing activities	17.7	(917.5)	(720.1)	(1,279.2)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	2.8	1.1	2.3
Increase in cash and cash equivalents	838.3	70.5	1,014.3	628.4
Cash and cash equivalents at beginning of period	1,383.0	1,355.6	1,207.0	797.7
Cash and cash equivalents at end of period	$2,221.3	$1,426.1	$2,221.3	$1,426.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales	$1,095.2	$1,118.0	$3,871.0	$3,549.0
Cost of sales	456.6	565.9	1,577.4	1,771.8
Gross margin	$638.6	$552.1	$2,293.6	$1,777.2

Gross margin percentage	58.3%	49.4%	59.3%	50.1%

Tons of product sold (in thousands)	2,957	3,043	9,690	9,658

Sales volumes by product (tons in thousands)
Ammonia	416	403	1,881	1,794
Granular urea	559	701	2,011	2,032
UAN	1,603	1,552	4,631	4,655
AN	206	243	702	755
Other nitrogen products	173	144	465	422

Average selling prices (dollars per ton)
Ammonia	$622	$552	$619	$563
Granular urea	470	425	484	396
UAN	296	319	308	307
AN	261	269	259	260

Cost of natural gas (dollars per MMBtu) (1)	$3.34	$4.45	$3.32	$4.36

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$2.87	$4.13	$2.53	$4.22

Depreciation and amortization	$83.7	$80.2	$250.6	$237.1
Capital expenditures	$83.6	$48.9	$192.5	$117.0

Production volume by product (tons in thousands)
Ammonia (2)	1,761	1,769	5,315	5,453
Granular urea	622	663	1,983	1,946
UAN (32%)	1,499	1,638	4,456	4,746
AN	205	251	688	761

(1)	Includes gas purchases and realized gains and losses on gas derivatives.
(2)	Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales	$264.2	$285.8	$751.6	$830.5
Cost of sales	200.8	199.9	588.1	577.3
Gross margin	$63.4	$85.9	$163.5	$253.2

Gross margin percentage	24.0%	30.1%	21.8%	30.5%

Tons of product sold (in thousands)	517	505	1,526	1,483

Sales volumes by product (tons in thousands)
DAP	395	388	1,187	1,101
MAP	122	117	339	382

Domestic vs. export sales (tons in thousands)
Domestic	360	265	887	957
Export	157	240	639	526

Average selling prices (dollars per ton)
DAP	$507	$566	$491	$561
MAP	521	567	496	558

Depreciation, depletion, and amortization	$10.3	$14.0	$32.8	$35.8
Capital expenditures	$12.4	$10.3	$47.4	$39.5

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	909	929	2,656	2,566

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	672	687	1,908	1,969
Phosphoric acid as P2O5 (1)	259	262	739	756
DAP/MAP	515	519	1,479	1,498

(1)	P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions)
Net earnings attributable to common stockholders	$403.3	$330.9	$1,378.0	$1,100.3
Interest expense (income) - net	27.1	31.8	102.9	113.5
Income taxes	205.8	185.3	721.9	625.6
Depreciation, depletion and amortization	99.7	101.6	318.7	314.9
Less: other adjustments	(6.8)	(8.8)	(36.5)	(39.2)

EBITDA	$729.1	$640.8	$2,485.0	$2,115.1

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and nine months ended September 30, 2012 includes $39.8 million and $61.5 million, respectively, of mark-to-market gains on derivatives and a $10.9 gain related to a change in employee post-retirement benefits.

Net earnings and EBITDA for the three and nine months ended September 30, 2011 include $35.1 million impairment charge related to the permanent shutdown and removal of the methanol plant at our Woodward, nitrogen complex, $0.8 million and $4.2 million, respectively, of restructuring and integration costs and a $14.1 million and $27.6 million, respectively, of mark-to-market losses on derivatives.

Net earnings and EBITDA for the nine months ended September 30, 2011 include $34.5 million of gains on the sale of non-core assets.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the nine months ended September 30, 2012 includes $15.2 million of accelerated amortization of deferred fees related to the termination of our 2010 Credit Agreement.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the nine months ended September 30, 2011 include $19.9 million of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.